United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     Form 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.


                                               Commission File Number: 333-07488

                              Impress Holdings B.V.
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             (Exact name of registrant as specified in its charter)

                              World Trade Center,
                               Tower C, 8th Floor
                             Schiphol Boulevard 221
                         Luchthaven Schiphol, NL-1118 BH
                                 The Netherlands
                                 31 20 405 71 70
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     Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   9 7/8 % Senior Subordinated Notes due 2007
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         (Title of each class of securities covered by this Form)

                                     None.
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [ ]                  Rule 12h-3(b)(1)(i)  [ ]
         Rule 12g-4(a)(1)(ii) [ ]                  Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(2)(i)  [ ]                  Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(ii) [ ]                  Rule 12h-3(b)(2)(ii) [ ]
                              Rule 15d-6 --------[X]

Approximate number of holders of record as of the certification or notice date:
30



Pursuant to the requirements of the Securities Exchange Act of 1934, Impress Holdings B.V. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 15, 2003                      BY: /s/ John Geake
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                                              Name:  John Geake
                                              Title: Chief Financial Officer